CONTACT:
John Beisler
VP – Investor Relations
805-745-7750

CKE RESTAURANTS, INC. REPORTS SECOND QUARTER INCOME FROM CONTINUING OPERATIONS OF $11.7
MILLION, OR $0.18 PER DILUTED SHARE

CARPINTERIA, Calif. — September 19, 2007 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended Aug. 13, 2007.

Second Quarter Highlights

•	Same-store sales increased 2.0 percent at Carl’s Jr.® and 2.9 percent at Hardee’s® company-operated restaurants, compared to the prior year quarter.

•	Average unit volumes for the trailing thirteen periods increased to $1,481,000 and $934,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $363.1 million, a 0.4 percent decrease from the prior year quarter. Company-operated restaurants revenue for the current year quarter was $287.8 million, a 0.5 percent decrease from the prior year quarter. Both consolidated revenue and company-operated restaurants revenue comparisons have been negatively impacted by the refranchising of our Oklahoma Carl’s Jr. market during the prior year quarter and by the refranchising of 46 Hardee’s restaurants during the current fiscal year.

•	Second quarter operating income was $23.4 million versus $33.9 million in the prior year quarter. The $10.5 million decrease in operating income was attributable to a number of factors.

1)	Food and packaging costs increased by 130 basis points (or approximately $3.7 million), primarily due to increased commodity prices for beef, cheese, pork and oil products and an increase in soft drink syrup prices.

2)	Occupancy and other restaurant operating costs increased by 110 basis points (or approximately $3.1 million), primarily due to increased rent and depreciation and amortization expense. Rent expense increased due mainly to rental rate increases resulting from Consumer Price Index and fair market value adjustments and the refranchising of our Oklahoma Carl’s Jr. market during the prior year quarter. Depreciation and amortization expense increased due mainly to the rollout of new point-of-sale software and related hardware, as well as increased restaurant remodel activity.

3)	Royalty revenue decreased by $1.8 million, primarily due to substantial collections, during the prior year quarter, of previously unrecognized royalties from delinquent franchisees that did not recur to the same extent in the current year quarter.

4)	Workers’ compensation expense increased by $1.4 million, as a result of a $2.5 million charge to increase our liability for self-insured claim losses associated with a 1982 injury claim, partially offset by a $1.1 million reduction related to our workers’ compensation expense for all other self-insured claims.

5)	Labor, advertising and share-based compensation expense increased by an aggregate of $1.5 million.

6)	Facility action charges, net decreased by $1.3 million.

•	Second quarter income before income taxes and discontinued operations was $19.5 million versus $26.4 million in the prior year quarter. This year’s income before income taxes and discontinued operations decreased as a result of the factors discussed above, the impact of which was partially offset by a decrease of $3.6 million in conversion inducement expense.

•	Second quarter income from continuing operations was $11.7 million or $0.18 per diluted share versus $14.7 million or $0.21 per diluted share in the prior year quarter.

•	Restaurant operating costs at Carl’s Jr. company-operated restaurants increased 380 basis points, compared to the prior year quarter, to 79.6 percent of company-operated restaurants revenue. The increase was primarily due to higher food and packaging costs (50 basis points) and higher rent and depreciation and amortization expense (140 basis points), as well as higher payroll and employee benefits expense (150 basis points) due to an unfavorable workers’ compensation reserve adjustment associated with a 1982 workers’ compensation claim.

•	Restaurant operating costs at Hardee’s company-operated restaurants increased 220 basis points, compared to the prior year quarter, to 83.2 percent of company-operated restaurants revenue. The increase was primarily due to higher food and packaging costs (200 basis points).

•	For the twenty-eight weeks ended Aug. 13, 2007, the Company generated earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) of $92.7 million, versus $104.1 million in the comparable prior year period. For the trailing-13 periods ended August 13, 2007, the Company generated Adjusted EBITDA of $169.8 million.

•	The Company repurchased 4,022,300 shares of common stock during the quarter at a total cost of $70.3 million.

•	Since the end of the second quarter, the Company has repurchased an additional 2,056,500 shares at a total cost of $35.5 million.

•	Fully diluted shares outstanding for the twelve and twenty-eight weeks ended Aug. 13, 2007, were 65.3 million and 68.0 million, respectively.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“Second quarter operating income was $23.4 million versus $33.9 million in the prior year quarter. This $10.5 million decrease in operating income from last year’s very favorable quarter was primarily due to commodity pressures, increased rent and depreciation and amortization expense and increased workers’ compensation expense. While our restaurant operating costs are still among the lowest in the industry, we are not satisfied with this decline. We have taken and will continue to take steps to reverse this trend.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 2.0 percent during the second quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up 6.8 percent for the second quarter. Revenues at company-operated Carl’s Jr. restaurants increased $0.5 million, or 0.4 percent, over the prior year quarter and were impacted by the refranchising of our Oklahoma market during the prior year quarter,” continued Puzder. “During the quarter, Carl’s Jr. debuted the Teriyaki Burger™, and introduced the latest flavor of its Hand-Scooped Ice Cream Shakes and Malts™ — OrangeSicle™. Average unit volume at company-operated Carl’s Jr. restaurants increased to $1,481,000 – a $41,000 increase since the end of fiscal 2007, and an all-time high for the brand.”

“Carl’s Jr. restaurant operating costs at its company-operated restaurants increased by 380 basis points over the prior year quarter, to 79.6 percent of company-operated restaurants revenue. The increase was due primarily to higher food and packaging costs, higher occupancy costs and higher payroll and employee benefits costs resulting from an unfavorable adjustment to our worker’s compensation claims reserves. Carl’s Jr. generated $15.1 million of operating income during the second quarter, compared to $21.0 million in the prior year quarter.”

“In general, we have experienced favorable adjustments to our workers’ compensation claim reserves at Carl’s Jr. in recent years. However, during the second quarter, we were required to record a $2.5 million increase to the reserves associated with an injury claim that occurred in 1982. This $2.5 million unfavorable reserve adjustment was partially offset by a $0.6 million favorable adjustment to our workers’ compensation claims reserves for all other claims and therefore, on a net basis, Carl’s Jr. workers’ compensation costs were $1.9 million above the prior year quarter. This obviously had a negative impact on Carl’s Jr. payroll and employee benefits expense. We certainly view this as an unusual event given that this claim occurred in 1982. If this claim had occurred within the past decade, it would have been covered by our current workers’ compensation insurance program.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 2.9 percent during the second quarter. On a two-year cumulative basis, Hardee’s same-store sales were up almost six percent for the second quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $1.8 million, or 1.2 percent, from the prior year quarter. This decrease is due to our refranchising of 46 Hardee’s restaurants during the first half of fiscal 2008. Hardee’s featured the Patty Melt Thickburger™ during the quarter. Hardee’s also introduced the Orange Cream flavor of its Hand-Scooped Ice Cream Shakes & Malts and debuted Blueberry Biscuits during the breakfast daypart. Hardee’s company-operated restaurants average unit volume increased to $934,000, a ten-year high for the brand.”

“Hardee’s restaurant operating costs at its company-operated restaurants increased 220 basis points over the prior year quarter, to 83.2 percent of company-operated restaurants revenue. The increase was primarily due to a 200 basis point increase in food and packaging costs. A favorable adjustment to our workers’ compensation claims reserves and menu price increases more than offset the impact of federal and state minimum wage increases resulting in a 20 basis point decrease in labor costs versus the prior year quarter. For the second quarter, Hardee’s generated operating income of $8.3 million, compared to $12.8 million in the prior year quarter.”

“With respect to our restaurant operations, we will continue to focus on the fundamentals of our business, including our premium product strategy, superior customer service, and effective, cutting edge advertising. However, as noted above, we are also very focused on addressing the increase in restaurant operating costs, particularly with respect to the portion of that increase driven by increased food and packaging costs.”

“During the second quarter, we also took a number of steps to better position our company for future profitability and growth while returning capital to our shareholders.”

“We returned approximately $74.0 million to our shareholders through stock repurchases and cash dividends during the quarter, including the repurchase of 4,022,300 shares at a total cost of $70.3 million. Since the end of the second quarter, we have repurchased an additional 2,056,500 shares at a total cost of $35.5 million. For fiscal year 2008 to date, we have repurchased 10,458,820 shares at a total cost of $189.2 million. Subsequent to the end of the quarter, we announced a $100 million increase in our term loan, and our lenders approved an amendment to our revolving credit facility permitting us greater financial flexibility to repurchase shares and pay cash dividends going forward.”

“We also continued with our strategic refranchising of approximately 200 Hardee’s restaurants originally announced in April. To date, we have completed the refranchising of 80 Hardee’s restaurants in the Midwest and Southeast. In addition, we completed the sale of La Salsa Fresh Mexican Grill™. Both of these actions will allow us to focus our resources more efficiently on growing our Carl’s Jr. and Hardee’s brands.”

“Finally, we have continued to implement our capital plan particularly with respect to our remodel and dual branding initiatives.  The results continue to be positive.  Going forward, we will continue to reinvest capital in our brands and return capital to our shareholders,” Puzder concluded.

As of the end of its fiscal 2008 second quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,036 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,111 Carl’s Jr. restaurants and 1,909 Hardee’s restaurants.

Conference Call

The Company will host a conference call and webcast on September 20, 2007, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	August 13, 2007	August 14, 2006	August 13, 2007	August 14, 2006
Revenue:
Company-operated restaurants	$287,796	$289,114	$668,320	$666,258
Franchised and licensed restaurants and other	75,295	75,290	176,573	172,194

Total revenue	363,091	364,404	844,893	838,452

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	86,028	82,741	197,463	191,075
Payroll and employee benefits	85,159	83,778	195,640	193,268
Occupancy and other	63,373	60,521	145,247	139,012

Total restaurant operating costs	234,560	227,040	538,350	523,355
Franchised and licensed restaurants and other	57,821	54,909	137,312	129,256
Advertising	17,271	16,802	40,032	39,205
General and administrative	31,615	31,987	77,642	76,800
Facility action charges, net	(1,546)	(198)	(1,800)	2,333

Total operating costs and expenses	339,721	330,540	791,536	770,949

Operating income	23,370	33,864	53,357	67,503
Interest expense	(4,461)	(5,064)	(9,756)	(12,106)
Conversion inducement expense	—	(3,599)	—	(3,599)
Other income, net	588	1,190	2,212	1,555

Income before income taxes and discontinued operations	19,497	26,391	45,813	53,353
Income tax expense	7,846	11,739	18,463	22,495

Income from continuing operations	11,651	14,652	27,350	30,858
Loss from discontinued operations (net of income tax expense of $2,501 and $2,341 for the twelve and twenty-eight weeks ended August 13, 2007, respectively, and income tax benefit of $131 and $99 for the twelve and twenty-eight weeks ended August 14, 2006, respectively)	(2,226)	(436)	(2,574)	(474)

Net income	$9,425	$14,216	$24,776	$30,384

Basic income per common share:
Continuing operations	$0.19	$0.25	$0.42	$0.52
Discontinued operations	(0.04)	(0.01)	(0.04)	(0.01)

Net income	$0.15	$0.24	$0.38	$0.51

Diluted income per common share (1):
Continuing operations	$0.18	$0.21	$0.41	$0.44
Discontinued operations	(0.03)	(0.01)	(0.04)	—

Net income	$0.15	$0.20	$0.37	$0.44

Dividends per common share	$0.06	$0.04	$0.12	$0.08

Weighted-average common shares outstanding:
Basic	62,041	59,850	64,645	59,754
Dilutive effect of stock options, convertible notes and restricted stock	3,301	12,941	3,316	13,257

Diluted	65,342	72,791	67,961	73,011

(1) The interest expense adjustment for the 2023 Convertible Notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $101 and $238 for the twelve and twenty-eight weeks ended August 13, 2007, respectively, and was $670 and $1,592 for the twelve and twenty-eight weeks ended August 14, 2006, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	Twelve Weeks	Twelve Weeks
	Ended	Ended
	August 13, 2007	August 14, 2006
Net income	$9,425	$14,216
Interest expense	4,468	5,063
Income tax expense	10,347	11,608
Depreciation and amortization	15,026	14,047
Facility action charges, net	(2,042)	974
Share-based compensation expense.	1,767	1,155

Adjusted EBITDA	$38,991	$47,063

	Twenty-Eight	Twenty-Eight Weeks	Trailing-13 Periods
	Weeks Ended	Ended	Ended
	August 13, 2007	August 12, 2006	August 13, 2007
Net income	$24,776	$30,384	$44,564
Interest expense	9,778	12,112	17,417
Income tax expense	20,804	22,396	30,307
Depreciation and amortization	34,910	32,700	64,628
Facility action charges, net	(2,505)	3,536	2,505
Share-based compensation expense.	4,905	2,925	10,348

Adjusted EBITDA	$92,668	$104,053	$169,769